CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Shareholders and Board of Directors of
Morgan Keegan Select Fund, Inc.

We consent to the use of our report dated July 27, 2001 with respect to financial highlights of the funds within the Morgan Keegan Select Fund, Inc. for the fiscal years ended June 30, 2001 and 2000, and to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


                                    KPMG LLP


Memphis, Tennessee
October 26, 2004